Exhibit 2.2 (E)(2)

NONSOLICITATION AGREEMENT

THIS NONSOLICITATION AGREEMENT (“Agreement”), dated as of May 28, 2008 is entered into by and between Central Valley Community Bancorp, a California corporation and registered bank holding company under the Federal Bank Holding Company Act (“CVCB”), Service 1st Bancorp, a California corporation and registered bank holding company under the Federal Bank Holding Company Act (“Bancorp”), and the undersigned officer of Service 1st Bancorp and/or Service 1st Bank (“Officer”).

RECITALS

A.            CVCB, Central Valley Community Bank, a California banking corporation (“CVC Bank”), Bancorp, and Service 1st Bank, a California banking corporation (“Bank”), entered into that certain Reorganization Agreement and Plan of Merger dated as of May 28, 2008 (the “Reorganization Agreement”). Pursuant to the Reorganization Agreement, Bancorp shall be merged with CVCB and Bank will be merged into CVC Bank (“Merger”).

B.            Officer is an officer of Bancorp or Bank.

C.            Officer is willing to agree to not use trade secrets or solicit customers or employees of CVCB, CVC Bank, Bancorp or Bank as set forth in this Agreement.

D.            Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, CVCB and Officer agree as follows:

ARTICLE I

CONFIDENTIAL INFORMATION AND NONSOLICITATION

1.1          Confidentiality.  Except as provided in Section 1.2 of this Agreement, Officer agrees that during and after termination of his or her employment with Bancorp, Bank, CVCB or CVC Bank, as the case may be, he or she shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without CVCB’s prior written consent; “Confidential Information” includes but is not limited to trade secrets, confidential information, knowledge or data of Bancorp, Bank, CVCB or CVC Bank, or any of their clients, customers, consultants, Officers, licensees, licensors, vendors or affiliates, that Officer may produce, obtain or otherwise acquire or have access to during the course of his or her employment by Bancorp, Bank, CVCB or CVC Bank (whether before or after the date of this Agreement), including but not limited to: business plans, records, and affairs; customer files and lists; sales practices; methods and techniques; sources of supply and vendors; special business relationships with vendors and agents; financial matters; mergers; acquisitions; personnel matters including compensation packages; product specifications; pricing information; technical data; operations and production costs; and other similar matters which are confidential. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of Bancorp, Bank, CVCB or CVC Bank, as the case may be.

1.2          Limitation.  Officer shall have no obligation under this Agreement to maintain in confidence any information that (i) is in the public domain at the time of disclosure, (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Officer’s obligations hereunder, or (iii) is shown to have been known by Officer prior to disclosure to Officer by Bancorp, Bank, CVCB or CVC Bank. Without limiting the generality of the foregoing, the parties agree that the identity of vendors and supply sources commonly used in the banking industry, and materials or computer programs of general application and not containing any Bank customer data that were created and used by Officer, are not Confidential Information.

1.3          Conflicting Activities.  While serving as an officer of Bancorp, Bank, CVCB or CVC Bank, Officer will not work as an employee, director or consultant of any other organization or engage in any other activities that conflict with Officer’s obligations to Bancorp, Bank, CVCB or CVC Bank, without the express prior written approval of CVC Bank.

1.4          Trade Names and Styles.  The undersigned acknowledges and agrees that any and all trade names and styles used by Bancorp or Bank, including, but not limited to, the terms “Service 1st Bank” and all trademarks, visual designs and logos under which Bancorp or Bank do business (collectively, the “Marks”), are valuable trade names and service marks, the ownership of which will pass, for valuable consideration, to CVC Bank upon the Merger. The undersigned agrees that use by any entity, other than the Bank or CVC Bank, of the Marks in San Joaquin County or in California generally would both cause public and customer confusion, and dilute the value of CVC Bank’s investment in the Merger. Therefore, the undersigned unconditionally agrees that he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term “Service 1st Bank,” or any other Mark, is used for the purpose of doing business as a financial services provider, or in connection with the sale, promotion or marketing of financial services to the public in San Joaquin County or in California generally following the merger.

1.5          Return of Confidential Material and Certification of Compliance.  In the event of Officer’s termination of employment with Bancorp, Bank, CVCB or CVC Bank for any reason whatsoever, Officer agrees promptly to surrender and deliver to Bancorp, Bank, CVCB or CVC Bank, as the case may be, all records, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his or her employment, and Officer will not retain or take with him any tangible materials or electronically stored data, containing or pertaining to any Confidential Information that Officer may produce, acquire or obtain access to during the course of his or her employment.

1.6          Nonsolicitation.  Officer agrees that during the period of his or her employment with Bancorp, Bank, CVCB or CVC Bank and until the later to occur of (i) the expiration of twenty-four (24) months immediately following the effective date of the Merger or (ii) the expiration of six (6) months immediately following the termination of his or her employment with Bancorp, Bank, CVCB or CVC Bank, he or she will not:

(1)           induce, solicit, recruit or encourage any employee of Bancorp, Bank, CVCB or CVC Bank to leave the employ of Bancorp, Bank, CVCB or CVC Bank, which means that he or she will not:

(a)           disclose to any third party the names, backgrounds or qualifications of any employees or otherwise identify them as potential candidates for employment with a competitor; or

(b)           personally or through any other person approach, recruit, contact or otherwise solicit employees to work for any other competitor.

OR:

(2)           solicit, either on behalf of Officer or any third party, the business of any client or customer of Bancorp, Bank, CVCB or CVC Bank:

(a)           whose account Officer has been assigned to, serviced by or made aware of during the twenty-four (24) month period prior to the date of Officer’s termination of employment with Bancorp, Bank, CVCB or CVC Bank, or

(b)          using any Confidential Information (as hereinafter defined) of Bancorp, Bank, CVCB or CVC Bank, either on behalf of Officer or any third party;

OR:

(3)           solicit the business of any prospective customer or client of Bancorp, Bank, CVCB or CVC Bank:

(a)           whose business Officer was involved in soliciting or recruiting while employed by Bancorp, Bank, CVCB or CVC Bank, or

(b)           using any Confidential Information of Bancorp, Bank, CVCB or CVC Bank.

1.7          Limitations.  It will not be a violation of Section 1.6 if a former employee of Bancorp, Bank, CVCB or CVC Bank seeks employment with Officer’s new employer on an unsolicited basis. Officer or his or her new employer will be allowed to solicit a former employee of Bancorp or Bank who is terminated by Bancorp, Bank, CVCB or CVC Bank prior to or after the Merger.

ARTICLE II
STOCK OPTIONS, SHARES AND EMPLOYMENT AGREEMENT

2.1          Stock Options.  Officer shall not exercise, and Company shall not permit Officer to exercise, any stock options granted by Company or Company Bank to Officer (“Officer Stock Options”). Immediately prior to the Effective Time, the vesting of Officer Stock Options shall accelerate and Company shall purchase each outstanding and unexercised Officer Stock Option for an amount equal to the value of the Per Share Merger Consideration (using the Parent Determination Price to value the Per Share Stock Component) less the exercise price in respect of each such Officer Stock Option; provided, however, that Officer acknowledges and agrees that a portion of the amount payable hereunder shall be placed into and subject to the Escrow contemplated by Section 4.10 of the Reorganization Agreement (the contents of which are hereby incorporated herein by reference). Except as specifically set forth in this Section 2.1, as of the Effective Time, (i) all Officer Stock Options and the agreements under which they were granted are hereby terminated, (ii) Officer waives all rights in and to the Officer Stock Options and the agreements under which they were granted, and (iii) Officer forever releases and discharges Company, CVCB and their respective parents, subsidiaries, affiliates, successors, assigns, officers, directors, employees, agents, attorneys, and representatives, from any and all causes of action, judgments, liens, indebtedness, damages, claims, liabilities, demands, and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, that Officer has or may have against Company, CVCB or any of their respective parents, subsidiaries, affiliates, successors, assigns, officers, directors, employees, agents, attorneys and representatives relating to, arising from or in connection with the Officer Stock Options.

2.2          Rule 144.    Officer acknowledges that upon receipt of the no par value per share common stock of CVCB (“CVCB Common Stock”) in connection with the Merger, his or her status as a director, officer or shareholder of Bancorp or CVCB may result in Officer being deemed to be an affiliate of CVCB for purposes of Rule 144 promulgated by the Securities and Exchange Commission.  Officer agrees to comply with any provisions of Rule 144 that may be applicable to Officer.

2.3          Termination of Employment Agreement.  Effective upon the Closing, and without any further action by Officer, except for any severance benefits payable in connection with the Merger under Section 16(e) of that certain Employment Agreement between Officer and Bank, dated July 15, 2004 (“Employment Agreement”), the Employment Agreement shall terminate for all intents and purposes and be of no further force or effect.

ARTICLE III
EQUITABLE RELIEF

3.1          Equitable Relief.  Officer agrees that it would be impossible or inadequate to measure and calculate CVCB’s damages from any breach of the covenants set forth in this Agreement. Accordingly, Officer agrees that if Officer breaches this Agreement, CVCB will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Officer further agrees that no bond or other security shall be required in obtaining such equitable relief and Officer hereby consents to such injunction’s issuance and to the ordering of specific performance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OFFICER

Officer represents and warrants to CVCB that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

4.1          Authorization; Binding Agreement.    Officer has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of Officer enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

4.2          Noncontravention.    The execution, delivery and performance of this Agreement by Officer will not (a) require any third party consents; (b) result in the creation or imposition of any encumbrance on any of the Shares; or (c) violate any applicable laws or rules to which Officer or his or her spouse is subject.

ARTICLE V

GENERAL

5.1          Amendments.    To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of both parties hereto at any time.

5.2          Integration.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for the Reorganization Agreement if executed by Officer) supersedes all prior agreements and understandings of the parties in connection therewith.

5.3          Specific Performance.    Officer and CVCB each expressly acknowledge that, in view of the uniqueness of the obligations of Officer contemplated hereby, CVCB would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by Officer in accordance with its terms, and therefore Officer and CVCB agree that CVCB shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

5.4          Termination.    This entire Agreement shall terminate automatically without further action at the termination of the Reorganization Agreement in accordance with its terms.  Upon termination of this Agreement as provided herein, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

5.5          No Assignment.    Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by CVCB or Officer, in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

5.6          Headings.    The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.7          Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

5.8          Gender, Number, and Tense.    Throughout this Agreement, unless the context otherwise requires,

(i) the masculine, feminine and neuter genders each includes the other;

(ii) the singular includes the plural, and the plural includes the singular; and

(iii) the past tense includes the present, and the present tense includes the past.

5.9          Notices.    Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, or (c) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to CVCB:

Central Valley Community Bancorp

7100 North Financial Drive, Suite 101

Fresno, California  93720

Attention: Daniel J. Doyle, CEO

With a copy to:

Downey Brand LLP

Attention: James K. Dyer, Jr., Esq.

3425 Brookside Road, Suite A

Stockton, CA 95219

If to Officer:

With a copy to:

Dodd•Mason•George LLP

Attention: Glenn T. Dodd, Esq.

1740 Technology Drive, Suite 205

San Jose, CA 95110

or at such other address and to the attention of such other person as a party may notice to the other in accordance with this Section 4.9. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

5.10        Governing Law.    This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

5.11        Attorneys’ Fees.    If any legal action or any arbitration is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

5.12        Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

5.13        Arbitration.    Except for actions for equitable relief (including, without limitation, those contemplated by Sections 3.1 and 5.3 of this Agreement), any disputes arising from, relating to or in connection with this Agreement which cannot be resolved informally between the parties shall be submitted to final and binding arbitration in Sacramento, California under the rules and regulations of the American Arbitration Association.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CENTRAL VALLEY COMMUNITY BANCORP

By:

Daniel J. Doyle, Chief Executive Officer

SERVICE 1ST BANCORP

By:

John O. Brooks, Chief Executive Officer

OFFICER

Name: PATRICK J. CARMAN

SPOUSAL CONSENT

I am the spouse of                                 , Officer in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Officer’s Spouse’s Name)